Exhibit 99.1

UTSTARCOM RECEIVES NASDAQ NOTIFICATION RELATED TO LATE
FILING OF ITS FORM 10-Q FOR THE FIRST QUARTER OF 2007

Company Expects to Remain Listed During Ongoing Appeals Process

ALAMEDA, Calif., May 17, 2007 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that, as expected, the Company has received an additional Nasdaq Staff Determination Notice stating that the Company has failed to file its Quarterly Report of Form 10-Q for the fiscal quarter ended March 31, 2007 and, therefore, is not in compliance with Marketplace Rule 4310(c)(14).  As previously disclosed, Nasdaq initially informed the Company on November 15, 2006 that its securities would be delisted for failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “Q3 2006 Form 10-Q”), and again on March 13, 2007 for failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”).

The Company subsequently requested and was granted conditional extensions from the Nasdaq Listing Qualifications Panel (the “Panel”) for continued listing on the Nasdaq Stock Market until May 14, 2007 for the Company to file its Q3 2006 Form 10-Q and until July 16, 2007 for the Company to file its 2006 Form 10-K. However, on May 2, 2007, the Company requested that the Nasdaq Listing and Hearings Review Council (the “Listing Council”) review the Panel’s decision and grant the Company additional time to comply with its filing obligations.  On May 14, 2007, the Listing Council called the Company’s matter for review.  The Listing Council has requested that the Company provide an update on its efforts to file its delinquent filings, and the Company intends to comply with this request.  In addition, the Listing Council has stayed the Panel’s decision that required the Company to file its Q3 2006 Form 10-Q by May 14, 2007, and to file its 2006 Form 10-K by July 16, 2007.  The Company expects that its securities will remain listed during the Listing Council’s review, which is ongoing, until the Listing Council makes a final determination.  There can be no assurance that the Listing Council will grant the Company’s request for additional time to comply with its filing obligations.

As previously communicated on February 1, 2007, the review undertaken by the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Governance Committee”) found that in certain instances all actions that establish a measurement date under the requirements of Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, had not occurred at the grant date, which had been used as the measurement date in accounting for Company stock option grants. A later date, when all such actions had taken place, should have been used as the measurement date for these stock options. The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) then determined, in consultation with and on the recommendation of the Company’s management, the effect of using incorrect measurement dates would require the Company to record material additional stock-based compensation charges in its previously issued financial statements. The Company therefore previously announced, based on preliminary information, its previously issued financial statements for the years 2000 through 2006, including interim periods within these fiscal years, should no longer be relied upon, and its estimate that the restatement may involve additional non-cash compensation and related charges of approximately $50 million. After further investigation and review of the Company’s practices, the Company now believes the estimated non-cash compensation and related charges will amount to approximately $35 million, as compared to the initial estimate of $50 million.

This information is preliminary and is subject to changes that might result from completion of the Governance Committee’s investigation, management’s and the Audit Committee’s review of the findings of the Governance Committee, and an audit by the Company’s independent registered public accounting firm, but it provides management’s best estimates based on available information.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, Canada, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, please visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

Information in this release regarding the status and determinations resulting from the Governance Committee’s independent review, the Audit Committee’s assessment of the results of that review, Company management’s estimate of the total amount of additional non-cash stock-based compensation charges that may be recognized, and the present expectations concerning the continued listing of the Company’s securities on the Nasdaq Stock Market and timing of filings with the SEC, as well as other expectations and beliefs, are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Governance Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the review of such conclusions by the Audit Committee, Company management, and the Company’s independent registered public accounting firm, and other risks detailed from time to time in the Company’s SEC reports and filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The investigation regarding timing of past stock option grants and other potentially related issues is ongoing, and the determinations of the Governance Committee, the Audit Committee and the Company’s management discussed in this release are preliminary. In addition, the investigation and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation expense and other related additional charges to be recorded for previously awarded equity grants; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the Nasdaq Stock Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

510.749.1560

ckamieniecki@utstar.com